Exhibit 10.4

NOTICE OF IPO RSU GRANT—INDIVIDUALS WITH EXISTING

EMPLOYMENT AGREEMENTS

NYMEX HOLDINGS, INC.

NOTICE OF RESTRICTED STOCK UNIT AWARD

Conditioned upon the consummation of the initial public offering of NYMEX Holdings, Inc. common stock,                                      (the “Grantee”) has been granted an Award of Restricted Stock Units under the terms of the NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan (the “Plan”), which provides, subject to the terms of this Award and the terms of the Plan, the Grantee with the opportunity to receive common stock of NYMEX Holdings, Inc., par value $0.01 per share (the “Stock”) as follows:

Grant Date:	November 17, 2006

Number of Restricted Stock Units Awarded:

Dividend Equivalents:	No

Settlement in Cash:	No

Vesting of Restricted Stock Units: Except as provided below, and provided that the Grantee’s Service has not terminated prior to any applicable date set forth below, the number of Restricted Stock Units vested as of each date set forth below shall be:

Vesting Date	Percentage Vested
November 17, 2007	25%
November 17, 2008	25%
November 17, 2009	25%
November 17, 2010	25%

Notwithstanding the foregoing, all Restricted Stock Units awarded hereunder shall 100% vest if the Grantee is terminated without Cause or terminates as a result of a Constructive Discharge during the eighteen (18) month period following a Change in Control.

By signing below, the Grantee hereby agrees that the Award of Restricted Stock Units is governed by this Notice, and by the provisions of the Plan and the attached Terms and Conditions, both of which are incorporated herein and made a part of this document. The Grantee acknowledges receipt of a copy of the Plan and the attached Terms and Conditions, represents that the Grantee has read and is familiar with their provisions, and hereby accepts the Award of Restricted Stock Units subject to all of their terms and conditions. Capitalized terms used in this Notice and the attached Terms and Conditions shall have the meaning assigned in the Plan, unless otherwise indicated. This Notice may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

NYMEX HOLDINGS, INC.		GRANTEE

By:
Name:		Name:

Title:		Address:
Address:	One North End Avenue World Financial Center New York, NY 10282-1101

TERMS AND CONDITIONS

Pursuant to the NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan (the “Plan”), and conditioned upon the consummation of the initial public offering of NYMEX Holdings, Inc. common stock, NYMEX Holdings, Inc., a Delaware corporation (together with all successors thereto, the “Company”), hereby grants to the person (the “Grantee”) named in the Notice of Restricted Stock Unit Award (the “Notice”) to which these Terms and Conditions are attached, an Award of Restricted Stock Units (together with the Notice, referred to herein as the “Award”) to receive prior to the expiration date specified in the Notice (the “Expiration Date”), or such earlier date as is specified herein, all or any part of the number of shares of Stock of the Company indicated in the Notice (the “Shares,” and such shares once issued shall be referred to as the “Issued Shares,” each as adjusted pursuant to Section 15 of the Plan), subject to these Terms and Conditions, the Notice and the Plan. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Notice and the Plan (as applicable).

1. Restricted Stock Units.

(a) Conditioned upon the consummation of the initial public offering of NYMEX Holdings, Inc. common stock, as of the date of grant (the “Grant Date”), the Company grants to the Grantee                                  Restricted Stock Units (the “Units”), which represent shares of the Company’s common stock, par value $.01 per share (“Common Stock”). The Units are subject to the restrictions set forth in Section 2 of these Terms and Conditions and the provisions of the Notice and Plan.

(b) The Units granted under this Agreement shall be reflected in a bookkeeping account maintained by the Company. If and when restrictions described herein, in the Notice and in the Plan expire in accordance with the terms hereof, and upon the satisfaction of all other applicable conditions as to the Units, such Units (and any related Dividend Units described in Section 1(c) below) not forfeited hereunder shall be settled in shares of Common Stock or in cash, as set forth in Section 1(e) below.

(c) If the Notice indicates that the Grantee is entitled to Dividend Equivalents, then, in accordance with Section 10.4.2 of the Plan, with respect to each Unit, whether or not vested, that has not been forfeited (but only to the extent such award of Units has not been settled for Common Stock), the Company shall, with respect to any cash dividends paid on the Common Stock, accrue and credit to the Grantee’s bookkeeping account a number of Units having a Fair Market Value as of the date such dividend is paid equal to the cash dividends that would have been paid with respect to such Unit if it were an outstanding share of Common Stock (the “Dividend Units”). These Dividend Units thereafter shall (i) be treated as Units for purposes of future dividend accruals pursuant to this Section 1(c), and (ii) vest in such amounts (rounded to the nearest whole Unit) at the same time as the Units with respect to which such Dividend Units were received. If the Notice indicates that the Grantee is not entitled to Dividend Equivalents, then, in accordance with Section 10.4.2 of the Plan, this Section 1(c) shall not apply.

(d) The Company’s obligations hereunder shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made. The rights of a Grantee hereunder shall be no greater than those of a general unsecured creditor of the Company. In addition, the Units shall be subject to such restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Common Stock is then listed, and any applicable federal or state securities law.

(e) Except as otherwise provided in this Award, settlement of the Units in accordance with the provisions of this Section 1 shall be delivered as soon as practicable following satisfaction of all applicable conditions as to the Units (including the payment by the Grantee of all applicable withholding taxes). At such time, the Company shall deliver to the Grantee one share of Common Stock for each Unit, or, if the Notice specifically provides, the cash equivalent to the Fair Market Value of such Units, in accordance with Section 10.4.1 of the Plan. Common Stock or cash issued to a Grantee for vested Units shall be issued or paid within the time period set forth in Section 16.9.1 of the Plan, unless otherwise specifically provided in the Notice. The Company shall not be required to issue fractional shares for an Award and the value of any fractional shares shall be paid in cash.

2. Restrictions.

(a) The Grantee shall have no rights as a stockholder of the Company by virtue of any Unit unless and until such Unit vests and resulting shares of Common Stock are issued to the Grantee.

(b) None of the Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the receipt of Issued Shares.

(c) Any attempt to dispose of the Units or any interest in the Units in a manner contrary to the restrictions set forth herein shall be void and of no effect.

(d) Units shall vest in accordance with the vesting schedule set forth in the Notice. Unvested Units shall be subject to forfeiture and return to the Company, except as specifically provided for in the Notice.

3. Subject to Plan.

Notwithstanding anything in these Terms and Conditions or the Notice to the contrary, to the extent of any conflict between the terms of the Plan, these Terms and Conditions and the Notice, the terms of the Plan shall control.

4. Effect of Certain Transactions.

Upon the effectiveness of (i) a merger, reorganization or consolidation between the Company and another person or entity (other than a holding company or parent or subsidiary of the Company) as a result of which the holders of the Company’s outstanding Common Stock immediately prior to the transaction hold less than a majority of the outstanding voting stock of the surviving entity immediately after the transaction, or (ii) the sale of all or substantially all of the assets of the Company to an unrelated person or entity (in each case, a “Transaction”), unless provision is made in connection with the Transaction for the assumption of all outstanding Awards, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share purchase prices, as provided in Section 15 of the Plan (an “Assumption”), this Award shall terminate. In the event of such termination, the Grantee shall receive Issued Shares or cash (if so provided in the Notice) prior to the anticipated effective date of the Transaction to the extent the Unit is then vested; provided, however, that the Grantee may, but will not be required to, condition such award upon the effectiveness of the Transaction.

5. Lock-up Provision.

In connection with a public offering by the Company of its Common Stock, the Grantee, if requested in good faith by the Company and the managing underwriter of the Company’s securities, shall agree not to, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any securities of the Company held by them (except for any securities sold pursuant to such registration statement) or enter into any Hedging Transaction (as defined below) relating to any securities of the Company for a period to be determined by the managing underwriter. For purposes of this Section 5, “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Company’s Common Stock.

6. Restrictive Covenants.

(a) Non Competitive Behavior. Grantee understands, acknowledges and agrees that the Award contemplated herein is offered, in part, based on his being bound by the requirements of Section 6 of the Employment Agreement dated as of March 31, 2003, as subsequently amended March 31, 2006 and as further amended as of November 17, 2006, by and between the Company and the Grantee (“Employment Agreement”), the terms of such Section 6 of the Employment Agreement are incorporated herein by reference.

(b) Forfeiture. If, at any time following the Grant Date, the Grantee’s Service to the Company is terminated by the Company for Cause, or the Grantee violates the terms of this Section 6, all Option Shares shall immediately expire and shall no longer be exercisable by the Grantee, and all Issued Shares then-held by the Grantee shall be immediately forfeited to the Company (and the Grantee hereby acknowledges and agrees that the Company may take any and all actions it deems appropriate to effect such forfeiture); provided, however, if the Grantee has sold or otherwise transferred the Issued Shares prior to any required forfeiture hereunder, then the Grantee agrees to pay to the Company an amount equal to the difference between the aggregate Fair Market Value (determined as of the date of termination or breach, as applicable) of the Issued Shares the Grantee held prior to such sale or transfer over the aggregate Exercise Price for such Issued Shares.

(c) Survival of Acknowledgements and Agreements. The Grantee’s acknowledgements and agreements set forth in this Section 6 will survive the termination of the Options, Issued Shares and/or the termination of the Employment Agreement or Grantee’s Service to the Company for any reason or for no reason.

7. Constructive Discharge.

A “Constructive Discharge” termination means that the Grantee voluntarily terminates his employment upon (or in connection with) or within the 18 month period following a Change in Control after the occurrence of any of the following: (i) a material diminution in the Grantee’s position, authority, duties, responsibilities or status (including without limitation diminution in: office, title, reporting relationships, level of responsibility, scope of authority, sophistication of work, or material diminution of number of direct reports, among other things) as in effect immediately prior to the Change in Control, (ii) a reduction in the Grantee’s base salary from his or her highest base salary in effect at any time within 12 months preceding the Change in Control, (iii) the Grantee’s involuntary cessation of participation in any compensation plan in which he or she participated immediately prior to the Change in Control (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Grantee’s participation relative to similarly situated employees, (iv) without the Grantee’s express written consent, relocation of Grantee’s work situs to a location that is not in the New York City metropolitan area, or (v) the failure of the Company to obtain an agreement satisfactory to the Grantee from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement or any other agreement between the Grantee and the Company. For these purposes, the Grantee will be deemed to have voluntarily terminated his employment based on a Constructive Discharge “in connection with” a Change in Control prior to the closing date of a Change in Control if any of the occurrences identified above occur on or after the date the Company formally begins to consider a Change in Control or has knowledge that a Change in Control is imminent, and a Change in Control actually occurs.

8. Miscellaneous Provisions.

(a) Integrated Agreement. The Notice, the Plan and these Terms and Conditions constitute the entire understanding and agreement between the Grantee and the Company with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Grantee and the Company with respect to such subject matter except as provided for herein. To the extent contemplated herein, the provisions of these Terms and Conditions shall survive the issuance of any Issued Shares and shall remain in full force and effect.

(b) Change and Modifications. The Board may terminate or amend the Plan or the terms of this Award at any time; provided, however, that except as provided in Section 4 hereof in connection with a Transaction, no such termination or amendment may adversely affect this Award without the consent of the Grantee unless such termination or amendment is necessary to comply with any applicable law, rule or regulation.

(c) Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by facsimile transmission or one (1) business day after deposit with a nationally recognized expedited delivery service, such as Federal Express. Notices to the Company or the Grantee shall be addressed to such address or addresses as may have been furnished by such party in writing to the other.

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